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                                                                   EXHIBIT 12.13

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES CGS'S OTHER AFFILIATES COMBINED
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                                                   Three       Three
                                                                                                   Months      Months
                                                    Year End.   Year End.  Year End.  Year End.     End.        End.
                                                      1997        1998       1999       2000      3/31/00     3/31/01
                                                    -----------------------------------------------------------------

Earnings:
  Pretax income (loss)                              $  (215)    $  (249)    $  (323)   $   151    $   (24)      (23)

Fixed Charges:
  Interest expense                                    1,345       1,316       1,271        944        317       320
  Interest factor of rental expense                     --          --          --         --         --        --
                                                    -----------------------------------------------------------------
             Total fixed charges                      1,345       1,316       1,271        944        317       320
                                                    -----------------------------------------------------------------

             Total earnings                           1,130       1,067         948      1,095        293       297

             Total fixed charges                      1,345       1,316       1,271        944        317       320
                                                    -----------------------------------------------------------------

                                                    -----------------------------------------------------------------
Ratio of earnings to fixed charges                     0.84        0.81        0.74       1.16       0.92      0.93
                                                    -----------------------------------------------------------------

                                                    -----------------------------------------------------------------
  Deficiency to cover fixed charges                     215         249         323        --          24        23
                                                    -----------------------------------------------------------------

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
             Operating rental expense                   --          --          --         --         --        --
             Interest factor                             33%         33%         33%        33%        33%       33%
                                                    -----------------------------------------------------------------

                         Total                          --          --          --         --         --        --
                                                    =================================================================